Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Starz:
We consent to the use of our reports dated February 25, 2016 with respect to the consolidated balance sheets of Starz and subsidiaries as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive income, cash flows, and equity for each of the years in the three year period ended December 31, 2015, and the effectiveness of internal control over financial reporting incorporated by reference herein.
/s/ KPMG LLP
Denver, Colorado
July 25, 2016